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                                                                    EXHIBIT 12.2

                          MIAMI AIRCRAFT SUPPORT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                6 Months    6 Months
                                                                                                 Ended       Ended
                                                    Year Ended December 31,                     June 30,    June 30,
                                     -------------------------------------------------------    --------    --------
                                      1994        1995        1996        1997         1998        1998        1999

Earnings:                                   (In thousands)
    Earnings (loss) from
      continuing operations
      before income taxes and
      extraordinary loss             $ 1,565     $ 2,618     $ 2,511     $ 3,001     $ 4,980     $ 1,116     $ 1,886


Add:  Total fixed charges (per
      below)                           1,179       1,778       1,572       2,107       2,442       1,021       1,111


Less: Interest capitalized                 0           0           0           0           0           0           0
                                     -------     -------     -------     -------     -------     -------     -------
         Total earnings              $ 2,744     $ 4,396     $ 4,083     $ 5,108     $ 7,422     $ 2,137     $ 2,997
                                     =======     =======     =======     =======     =======     =======     =======


Fixed charges:
      Interest                       $   361     $   559     $   621     $   516     $   563     $   285     $   260


      Portion of rental expenses
       representative of the
       interest factor                   818       1,219         951       1,591       1,879         736         851


      Amortization of debt
       expense                             0           0           0           0           0           0           0
                                     -------     -------     -------     -------     -------     -------     -------
         Total fixed charges         $ 1,179     $ 1,778     $ 1,572     $ 2,107     $ 2,442     $ 1,021     $ 1,111
                                     =======     =======     =======     =======     =======     =======     =======


Ratio of earnings to fixed
 charges                                 2.3x        2.5x        2.6x        2.4x        3.0x        2.1x        2.7x
                                     =======     =======     =======     =======     =======     =======     =======
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